Attachment ‘B’ to Information Circular

RESTATED CERTIFICATE OF INCORPORATION

OF

SIGNALIFE, INC.

(a Delaware corporation)

Pamela M. Bunes, a natural person, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware” or “DGCL”), hereby certifies that:

FIRST:

The original name of this corporation was Mt. Olympus Enterprises, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 19, 1987.  This corporation changed its name to Double R Resorts, Inc. on April 25, 1994, and then subsequently changed its name back to Mt. Olympus Enterprises, Inc. on May 3, 1995.  This corporation then changed its name to Recom Managed Systems, Inc. on November 6, 1998, and then to Signalife, Inc. on November 2, 2005.

SECOND:

The undersigned is the duly elected and acting Chief Executive Officer and President of Signalife, Inc., a Delaware corporation.

THIRD:

The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

Article One
—
CORPORATE NAME

The name of the corporation (the “corporation” or “company”) is Signalife, Inc.

Article Two
—
REGISTERED OFFICE AND AGENT

The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, State of Delaware, 19901.  The name of the registered agent of the corporation in the State of Delaware at such address is Incorporating Services, Ltd.

Article Three
—
BUSINESS PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the “General Corporation Law of the State of Delaware” (the “DGCL”).

Article Four
—
CAPITALIZATION

4.01

Authorized Capital

The aggregate number of shares which this corporation shall have authority to issue is one hundred million (100,000,000) shares of $.001 par value each, which shares shall be designated "Common Stock," and ten million (10,000,000) shares of $.001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof.  All shares of any one series shall be alike in every particular except as otherwise provided by this Certificate of Incorporation or the DGCL.

4.02

Dividends

Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or non-cumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors.  Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock.  No other dividend shall be paid on the Preferred Stock.

Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

4.03

Distribution in Liquidation

Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

4.04

Redemption

The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock.  Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock.  Any rights to or arising from fractional shares shall be treated as rights to or arising from one share.  No such purchase or retirement shall be made if the capital of the corporation would be impaired thereby.

If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the corporation, except the right to receive the redemption price, shall cease and terminate.

Any purchase by the corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

4.05

Voting  Rights

Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

4.06

Conversion Rights

Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock. "

Article Five
—
SERIES ‘A’ CONVERTIBLE PREFERRED STOCK

The Corporation designates the first series of Preferred Stock to be established as “Series A Convertible Preferred Stock”.  The number of shares of Series A Convertible Preferred Stock authorized to be issued is three million (3,000,000) shares.   The designations, powers, preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock, and the qualifications, limitations and restrictions imposed upon the Series A Convertible Preferred Stock and the holders thereof, are set forth in that certain Amendment To Certificate of Designation of Rights, Preferences And Limitations Of Series A Convertible Preferred Stock of Recom Managed Systems, Inc. filed with the Delaware Secretary of State on April 26, 2004.

Article Six
—
ELIMINATION OF LIABILITY FORM MONETARY DAMAGES

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DCCL, as so amended.  Any repeal or modification of this Article Six shall be prospective and shall not adversely affect any right or protection of a director of the corporation under this Article Six existing at the time of such repeal or modification or otherwise in effect at the time of the alleged occurrence of any act or omission to act.

Article Seven
—
INDEMIFICATION

7.01

Mandatory Indemnification Of Directors and Executive Officers

The corporation shall indemnify its directors and executive officers (for the purposes of this Article Seven, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Exchange Act) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (1) such indemnification is expressly required to be made by law, (2) the proceeding was authorized by the Board of Directors of the corporation, (3) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (4) such indemnification is required to be made under section 7.04.

7.02

Permissive Indemnification Of Officers, Employees And Other Agents

The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law.  The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

7.03

Advancement Of Expenses

The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Seven or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to section 7.05 of these Bylaws, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (1) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

7.04

Enforcement

Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer.  Any right to indemnification or advances granted by this Article Seven to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (1) the claim for indemnification or advances is denied, in whole or in part, or (2) no disposition of such claim is made within ninety (90) days of request therefor.  The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim.  In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed.  In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful.  Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.  In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article Seven or otherwise shall be on the corporation.

7.05

Non-Exclusivity Of Rights

The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.  The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

7.06

Survival Of Rights

The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.07

Insurance

To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article Seven.

7.08

Amendments

Any repeal or modification of this Article Seven shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

7.09

Savings Clause

If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article Seven that shall not have been invalidated, or by any other applicable law.  If this Article Seven shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

7.10

Certain Definitions

For the purposes of this Bylaw, the following definitions shall apply:

(1)

The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)

The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)

The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Seven with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4)

References to a “director,“ ”executive officer,“ ”officer,“ ”employee,“ or ”agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5)

References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and

a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article Seven.

FOURTH:

This Restated Certificate of Incorporation of the Company was authorized by the written consent of all members of the Board of Directors of the Company pursuant to Section 141(f) of the DGCL and the bylaws of the Corporation, and by the written consent of a majority of all outstanding shares of capital stock of the Company entitled to vote thereon pursuant to Sections 228(a) and 242 of the DGCL and the bylaws of the Corporation.

FIFTH:

The Company shall provide prompt written notice of the action taken to its shareholders who have not consented to this action in writing and whom, if this action had been otherwise taken at a duly called meeting, would have been entitled to notice of that meeting, pursuant to Section 228(e) of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer and attested to by its Secretary, who affirm the truth of the statements herein set forth under penalty of perjury this 4th day of May, 2006.

By:

/s/ Pamela M. Bunes

Pamela M. Bunes, President and Chief Executive Officer

ATTEST:

By:

/s/ Rodney Hildebrandt

Rodney Hildebrandt, Secretary